Exhibit 11

                 STANLEY FURNITURE COMPANY, INC.
   SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
              (In thousands, except per share data)

                                            April      March
                                           2, 1995    27, 1994

Net income (loss) used in calculating
  primary and fully diluted earnings
  (loss) per common share:
Continuing operations.................      $  794     $2,386
Discontinued operations...............                 (2,758)
  Net income..........................      $  794     $ (372)

Primary earnings (loss) per common
  share:
Weighted average shares outstanding....      4,727      4,723
Add shares issuable assuming excercise
  of stock options.....................                   100

    Weighted average number of shares
      used in calculating primary
      earnings (loss) per common share.      4,727      4,823

Primary earnings (loss) per common
  share:
Continuing operations..................     $  .17     $  .49
Discontinued operations................                  (.57)
  Primary earnings (loss) per common
  share................................     $  .17     $ (.08)

Fully diluted earnings (loss) per
  common share:
Weighted average shares outstanding....      4,727      4,723
Add shares issuable assuming excer-
  cise of stock options................                   122
    Weighted average number of shares
      used in calculating fully diluted
      earnings (loss) per common share.      4,727      4,845

Fully diluted earnings (loss) per
  common share:
Continuing operations.................      $  .17     $  .49
Discontinued operations...............                   (.57)
  Fully diluted earnings (loss) per
  common share........................      $  .17     $ (.08)

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